Exhibit 99.1

PRESS RELEASE

For more information, contact: Mark R. Faris, CFO SRI/Surgical Express, Inc. (813) 891-9550	FOR IMMEDIATE RELEASE

SRI SURGICAL REPORTS RESULTS FOR

FOURTH QUARTER AND FISCAL YEAR 2009

TAMPA, FL— Tuesday, March 9, 2010 — SRI/Surgical Express, Inc. (SRI) (Nasdaq: STRC), a leading provider of reusable surgical device reprocessing services supporting the healthcare industry, today announced financial results for its fourth quarter and year ended December 31, 2009.

For the fourth quarter of 2009, SRI Surgical reported total revenue of $25,790,000, an increase of $1,802,000 over the fourth quarter of 2008. The net loss for the fourth quarter of 2009 was $422,000 or $.07 per basic and diluted common share compared to a net loss for the fourth quarter of 2008 of $699,000 or $0.11 per basic and diluted common share. Revenues for the fiscal year ended December 31, 2009 were $98,453,000 compared to $97,028,000 for the fiscal year ended December 31, 2008. The net loss for the fiscal year ended December 31, 2009 was $3,776,000 or $0.58 per basic and diluted common share compared to a net loss of $2,556,000, or $0.40 per basic and diluted common share for the fiscal year ended December 31, 2008.

Gerald Woodard, Chief Executive Officer said “In 2009, we worked hard to build a platform to expand our revenues and strengthen our organization. In 2010, we will continue to focus on these key initiatives while controlling and reducing costs.”

About SRI Surgical

SRI Surgical (www.srisurgical.com) provides central processing and supply chain management services to hospitals and surgery centers across the United States. SRI Surgical serves hospitals and surgery centers in 19 states from 10 reprocessing facilities and four distribution centers located throughout the United States.

Forward-Looking Statements

The statements in this press release that are not historical, including statements regarding SRI Surgical’s beliefs, expectations, and strategies, constitute “forward looking statements” within the meaning of the federal securities laws. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Important factors that could cause the differences are discussed in SRI Surgical’s reports on Forms 10-Q, 10-K, and 8-K that the Company periodically files with the Securities and Exchange Commission. These factors include SRI Surgical’s sales process and market acceptance of its products and services, SRI Surgical’s capital needs, its dependence on significant customers and suppliers, risks of a new product offering, and the competitive healthcare marketplace. SRI Surgical does not undertake to update any forward-looking statements in this press release. Copies of SRI Surgical’s SEC filings, including its annual report on Form 10-K and quarterly reports on Form 10-Q, may be obtained by contacting SRI Surgical’s investor relations department at (813) 891-9550 or at the Investors section of the SRI Surgical Website at www.srisurgical.com.

FOR FURTHER INFORMATION:	Mark R. Faris, CFO
SRI Surgical
(813) 891-9550 Ext. 3164
mfaris@srisurgical.com

SRI/SURGICAL EXPRESS, INC.

Condensed Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Revenues	$25,790	$23,988	$98,453	$97,028
Cost of revenues	20,164	18,767	78,355	75,599

Gross profit	5,626	5,221	20,098	21,429

Distribution expenses	1,922	1,752	6,933	7,227
Selling and administrative expenses	4,126	4,247	16,607	16,289

Loss from operations	(422)	(778)	(3,442)	(2,087)

Interest expense	144	246	619	1,077
Other income	(91)	(121)	(367)	(396)

Loss before income taxes	(475)	(903)	(3,694)	(2,768)

Income tax expense (benefit)	(53)	(204)	82	(212)

Net loss	$(422)	$(699)	$(3,776)	$(2,556)

Basic loss per common share	$(0.07)	$(0.11)	$(0.58)	$(0.40)

Weighted average common shares outstanding, basic	6,464	6,440	6,464	6,434

Diluted loss per common share	$(0.07)	$(0.11)	$(0.58)	$(0.40)

Weighted average common shares outstanding, diluted	6,464	6,440	6,464	6,434

SRI/SURGICAL EXPRESS, INC.

Condensed Balance Sheets

(In thousands)

(unaudited)

	As of December 31, 2009	As of December 31, 2008
Cash and cash equivalents	$802	$484
Accounts receivable, net	11,460	11,200
Inventories, net	2,903	5,727
Prepaid expenses and other assets	1,947	2,271
Reusable surgical products, net	18,151	20,577
Property, plant and equipment, net	27,665	29,487

Total assets	$62,928	$69,746

Notes payable	$6,124	$8,434
Accounts payable	7,439	8,461
Accrued expenses	4,967	5,121
Mortgage payable	4,013	4,228
Bonds payable	520	520

Total liabilities	23,063	26,764

Shareholders’ equity	39,865	42,982

Total liabilities and shareholders’ equity	$62,928	$69,746